ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 1, 2008. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, and the number of abstentions, are set forth below. There were no broker non-votes.

(1) The funds shareholders elected the following directors:
					     Shares
					   Withholding
			       Shares	    Authority
			      Voted For     To Vote
Benjamin R. Field III ....... 8,565,194       417,125
Roger A. Gibson ............. 8,572,757       409,562
Victoria J. Herget .......... 8,570,951       411,368
John P. Kayser .............. 8,571,894       410,425
Leonard W. Kedrowski ........ 8,562,722       419,597
Richard K. Riederer ......... 8,566,235       416,084
Joseph D. Strauss ........... 8,563,749       418,570
Virginia L. Stringer ........ 8,569,207       413,112
James M.Wade ................ 8,571,349       410,970

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2009. The following votes were cast regarding this matter:

	Shares		Shares
	Voted           Voted
	For		Against        Abstentions
       8,850,891         66,598           64,830